Exhibit 99.1

Concrete Pumping Holdings Reports Strong First Quarter Fiscal Year 2021 Results

DENVER, CO – March 11, 2021 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for its first quarter of fiscal year 2021 ended January 31, 2021.

First Quarter Fiscal Year 2021 Summary vs. First Quarter of Fiscal Year 2020 (where applicable)

●	Revenue was $70.4 million compared to $73.9 million.
●	Gross margin was 42.4% compared to 43.5%.
●

Net loss available to common shareholders was $12.8 million or $(0.24) per diluted share, compared to a net loss attributable to common shareholders of $3.2 million or $(0.06) per diluted share. Net loss in 2021 included a $15.5 million loss on extinguishment of debt related to the January 2021 refinancing.

●	Adjusted EBITDA[1] was $22.4 million compared to $23.8 million, with adjusted EBITDA margin of 31.7% compared to 32.2%.
●

Amounts outstanding under debt agreements was $382.7 million with net debt² of $380.4 million. Total available liquidity was $118.4 million as of January 31, 2021 compared to $59.3 million as of October 31, 2020.

Management Commentary

“Our first quarter performance continues to highlight our business’ resilience and operational strength,” said Bruce Young, CEO of Concrete Pumping Holdings. “We executed to our plan of taking market share in a large and growing, yet highly fragmented, market. This is due to our scale, diversified regional exposure and highly variable cost structure. Our strong relative financial performance in the quarter was driven by the continuation of a healthy residential construction market, as well as an acceleration in infrastructure projects. We look forward to our commercial business recovering in the second half of this year as measures taken to move past the pandemic are more fully implemented.

“During the quarter, we also leveraged our financial strength and healthy capital markets to refinance our debt. The transaction allowed us to improve our liquidity and lock in more favorable interest rates for the next five years. By further strengthening our balance sheet and reducing our cost of debt, we have enhanced our ability to pursue strategic M&A and other accretive investment opportunities and support our overall long-term growth strategy, and we are making great progress on this front. We are pleased with the continued support of our investors and remain committed to executing our strategic priorities and maximizing shareholder value throughout fiscal 2021 and beyond.”

1 Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of Adjusted EBITDA and a reconciliation to the most comparable GAAP measure.

2 Net debt is a non-GAAP financial measure. See Non-GAAP Financial Measures below for a discussion of the definition of net debt and a reconciliation to its most comparable GAAP measure.

First Quarter Fiscal Year 2021 Financial Results

Revenue in the first quarter of fiscal year 2021 was $70.4 million compared to $73.9 million in the first quarter of fiscal year 2020. The slight decrease was driven by lingering COVID-19-related impacts across the Company’s U.K. and certain U.S. markets.

Gross profit in the first quarter of fiscal year 2021 was $29.9 million compared to $32.1 million in the year-ago quarter. Gross margin was 42.4% compared to 43.5% in the prior year quarter. The decrease in gross margin was due to the lower revenue and the timing of insurance expenses.

G&A expenses for the fiscal 2021 first quarter were $22.4 million, an improvement of $4.2 million from $26.6 million in the fiscal 2020 first quarter. As a percent of revenue, G&A expenses were 31.8% for the fiscal 2021 first quarter compared to 36.0% in the fiscal 2020 first quarter. The decrease was largely due to lower amortization of intangible assets expense of $1.7 million and lower stock-based compensation expense of $0.8 million. The remaining decline was mostly driven by year-over-year benefit from various cost-containment measures put in place as a result of COVID-19. Excluding amortization of intangible assets and stock-based compensation expense, G&A expenses were down $1.7 million year-over-year.

Net loss attributable to common shareholders in the first quarter of fiscal year 2021 was $12.8 million or $(0.24) per diluted share, compared to a net loss of $3.2 million or $(0.06) per diluted share in the prior year quarter. The primary driver of the higher net loss was a $15.5 million loss on extinguishment of debt recorded in the fiscal 2021 first quarter due to the January 2021 refinancing.

Adjusted EBITDA in the first quarter of fiscal year 2021 was $22.4 million compared with $23.8 million in the year-ago quarter. Adjusted EBITDA margin was 31.7% compared to 32.2% in the year-ago quarter, with the slight decline mainly due to the decline in revenues given the impact of COVID-19.

Closing of Senior Secured Second Lien Notes Offering and Upsizing of Asset Based Lending Facility

On January 28, 2021, the Company (1) closed on a private offering of $375.0 million in aggregate principal amount of senior secured second lien notes due 2026, (2) amended and restated its existing ABL Facility to provide up to $125.0 million (previously $60.0 million) of commitments and (3) repaid all outstanding indebtedness under the Company's then-existing term loan agreement, dated December 6, 2018. The $15.5 million in debt extinguishment costs incurred relate to the write-off of all unamortized deferred debt issuance costs that were related to the term loan. The Senior Notes and amended ABL Facility extended debt maturities to February 1, 2026 and January 28, 2026, respectively.

Liquidity

On January 31, 2021, the Company had debt outstanding of $382.7 million, net debt of $380.4 million and total available liquidity of $118.4 million.

Segment Results

U.S. Concrete Pumping. Revenue in the first quarter of fiscal 2021 was $52.3 million compared to $55.1 million in the year-ago quarter. The decrease was driven by COVID-19-related declines in certain markets, which offset modest organic growth across other markets. Net loss in the first quarter was $12.7 million compared to a net loss of $2.5 million in the prior year quarter primarily due to debt extinguishment costs discussed above. Adjusted EBITDA was $15.3 million compared to $16.8 million in the year-ago quarter. The decline was primarily due to the decline in revenue.

U.K. Operations. Revenue in the first quarter of fiscal 2021 was $9.8 million compared to $10.7 million in the year-ago quarter. The decline was attributable to the continued impacts of COVID-19 throughout the region. Net loss in the first quarter improved to $0.5 million compared to a net loss of $0.9 million in the prior year fourth quarter. Adjusted EBITDA improved 5% to $2.7 million compared to $2.6 million in the year-ago quarter. Cost-containment measures put in place due the pandemic drove the increase despite the revenue decline.

U.S. Concrete Waste Management Services. Revenue in the first quarter of fiscal 2021 increased 2% to $8.4 million compared to $8.3 million in the year-ago quarter. The increase was due to organic growth, pricing improvements and new product offerings. Net income in the first quarter improved to $0.6 million from net income of $0.4 million in the prior year first quarter. Adjusted EBITDA in the first fiscal quarter was relatively flat at $3.7 million compared to $3.8 million over the year-ago quarter.

Fiscal Year 2021 Outlook

The Company continues to expect fiscal year 2021 revenue to range between $300.0 million to $310.0 million, Adjusted EBITDA to range between $105.0 million to $110.0 million, and free cash flow3 to range between $47.5 million and $52.5 million. The midpoint of the Company's free cash flow outlook implies a 14% yield to its current market capitalization of approximately $350 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2021 results.

Date: Thursday, March 11, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13716974

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through April 1, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13716974

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2020, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 shared location in the U.K. For more information, please visit http://www.concretepumpingholdings.com or the Company’s brand websites at http://www.brundagebone.com, http://www.camfaud.co.uk, or http://www.eco-pan.com/.

3 Free cash flow is defined as Adjusted EBITDA less net capital expenditures less cash paid for interest.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2021 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impacts of the COVID-19 pandemic and related economic conditions on the Company; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to realize the expected benefits from the acquisition of Capital Pumping; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and Net Debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

As a result of the business combination between our predecessor, Industrea Acquisition Corp., and the private operating company formerly called Concrete Pumping Holdings, Inc. (the “Business Combination”), the Company is the acquirer for accounting purposes and CPH is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes the Company’s presentations into two distinct periods, the period up to the Business Combination closing date (labeled “Predecessor”) and the period including and after that date (labeled “Successor”). The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. As the underlying business and financial results of the Successor and Predecessor entities are expected to be largely consistent, excluding the impact on certain financial statement line items that were impacted by the Business Combination, management has combined the fiscal year 2019 results of the Predecessor and Successor periods for comparability in certain tables below. Accordingly, in addition to presenting our results of operations as reported in our consolidated financial statements in accordance with GAAP, the tables below present the non-GAAP combined results for the fiscal year 2019.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	January 31,	October 31,
(in thousands, except per share amounts)	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$2,273	$6,736
Trade receivables, net	39,179	44,343
Inventory	4,715	4,630
Income taxes receivable	1,427	1,602
Prepaid expenses and other current assets	8,082	2,694
Total current assets	55,676	60,005

Property, plant and equipment, net	304,633	304,254
Intangible assets, net	178,000	183,839
Goodwill	224,776	223,154
Other non-current assets	741	1,753
Deferred financing costs	2,197	753
Total assets	$766,023	$773,758

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$7,687	$1,741
Term loans, current portion	-	20,888
Current portion of capital lease obligations	98	97
Accounts payable	5,586	6,587
Accrued payroll and payroll expenses	10,950	13,065
Accrued expenses and other current liabilities	15,526	18,879
Income taxes payable	465	1,055
Total current liabilities	40,312	62,312

Long term debt, net of discount for deferred financing costs	368,040	343,906
Capital lease obligations, less current portion	356	380
Deferred income taxes	65,621	68,019
Total liabilities	474,329	474,617

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2021 and October 31, 2020	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,470,594 and 56,463,992 issued and outstanding as of January 31, 2021 and October 31, 2020, respectively	6	6
Additional paid-in capital	362,615	361,943
Treasury stock	(461)	(131)
Accumulated other comprehensive income	3,895	(606)
(Accumulated deficit) retained earnings	(99,361)	(87,071)
Total stockholders' equity	266,694	274,141

Total liabilities and stockholders' equity	$766,023	$773,758

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended
(in thousands, except share and per share amounts)	January 31, 2021	January 31, 2020

Revenue	$70,421	$73,939
Cost of operations	40,558	41,791
Gross profit	29,863	32,148
Gross margin	42.4%	43.5%

General and administrative expenses	22,388	26,607
Transaction costs	29	-
Income from operations	7,446	5,541

Interest expense, net	(6,900)	(9,503)
Loss on extinguishment of debt	(15,510)	-
Other income, net	26	69
Loss before income taxes	(14,938)	(3,893)

Income tax benefit	(2,648)	(1,147)
Net loss	(12,290)	(2,746)

Less preferred shares dividends	(507)	(473)
Less undistributed earnings allocated to preferred shares	-	-

Net loss available to common shareholders	$(12,797)	$(3,219)

Weighted average common shares outstanding
Basic	53,146,103	52,629,214
Diluted	53,146,103	52,629,214

Net (loss) income per common share
Basic	$(0.24)	$(0.06)
Diluted	$(0.24)	$(0.06)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended
(in thousands, except per share amounts)	January 31, 2021	January 31, 2020

Net income (loss)	$(12,290)	$(2,746)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,925	6,492
Deferred income taxes	(2,855)	(645)
Amortization of deferred financing costs	961	1,044
Amortization of debt premium	-	-
Amortization of intangible assets	6,913	8,593
Stock-based compensation expense	672	1,467
Loss on extinguishment of debt	15,510	-
Net (loss) gain on the sale of property, plant and equipment	(593)	(281)
Payment of contingent consideration in excess of amounts established in purchase accounting	-	(537)
Net changes in operating assets and liabilities (net of acquisitions):	-	-
Trade receivables, net	5,656	5,207
Inventory	(10)	(549)
Prepaid expenses and other current assets	(4,287)	(5,771)
Income taxes payable, net	(512)	(558)
Accounts payable	(1,157)	393
Accrued payroll, accrued expenses and other current liabilities	(2,353)	(10,295)
Net cash provided by operating activities	12,580	1,814

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,434)	(17,410)
Proceeds from sale of property, plant and equipment	1,894	1,718
Net cash used in investing activities	(7,540)	(15,692)

Cash flows from financing activities:
Proceeds on long term debt	375,000	-
Payments on long term debt	(381,206)	(5,222)
Proceeds on revolving loan	80,945	84,460
Payments on revolving loan	(75,122)	(69,748)
Payment of debt issuance costs	(8,464)	-
Payments on capital lease obligations	(23)	(22)
Purchase of treasury stock	(330)	(131)
Payment of contingent consideration established in purchase accounting	-	(1,183)
Net cash provided by (used in) financing activities	(9,200)	8,154
Effect of foreign currency exchange rate on cash	(304)	887
Net decrease in cash and cash equivalents	(4,464)	(4,837)
Cash and cash equivalents:
Beginning of period	6,736	7,473
End of period	$2,272	$2,636

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended		Change
(in thousands)	January 31, 2021	January 31, 2020	$	%
U.S. Concrete Pumping	$52,316	$55,105	$(2,789)	-5.1%
U.K. Operations	9,780	10,685	(905)	-8.5%
U.S. Concrete Waste Management Services	8,422	8,283	139	1.7%
Corporate	625	625	-	0.0%
Intersegment	(722)	(759)	37	-4.9%
	$70,421	$73,939	$(3,518)	-4.8%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended		Three Months Ended
(in thousands, except percentages)	January 31, 2021	January 31, 2020	January 31, 2021	January 31, 2020	$ Change	% Change
U.S. Concrete Pumping	$(12,676)	$(2,487)	$15,287	$16,847	$(1,560)	-9.3%
U.K. Operations	(532)	(893)	2,746	2,612	134	5.1%
U.S. Concrete Waste Management Services	616	366	3,700	3,750	(50)	-1.3%
Corporate	302	268	625	625	-	0.0%
	$(12,290)	$(2,746)	$22,358	$23,834	$(1,476)	-6.2%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (loss)	Adjusted EBITDA[1]	Capital Expenditures	Adjusted EBITDA less Capital Expenditures

Q1 2017	$46	$(6)	$14	$4	$9
Q2 2017	$51	$3	$16	$3	$13
Q3 2017	$55	$4	$18	$1	$18
Q4 2017	$60	$1	$20	$14	$6
Q1 2018	$53	$18	$16	$7	$9
Q2 2018	$56	$5	$18	$1	$17
Q3 2018	$66	$5	$22	$11	$11
Q4 2018	$68	$1	$22	$9	$13
Q1 2019	$58	$(26)	$17	$11	$6
Q2 2019	$62	$(10)	$18	$13	$5
Q3 2019	$79	$3	$31	$4	$27
Q4 2019	$84	$1	$30	$5	$25
Q1 2020	$74	$(3)	$24	$20	$4
Q2 2020	$74	$(59)	$24	$4	$20
Q3 2020	$77	$3	$30	$6	$24
Q4 2020	$79	$(2)	$30	$6	$24
Q1 2021	$70	$(12)	$22	$8	$15

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Predecessor
(dollars in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	November 1, 2018 through December 5, 2018
Consolidated
Net income (loss)	$(6,296)	$2,556	$3,923	$730	$17,558	$4,610	$4,825	$1,389	$(22,575)
Interest expense, net	6,386	6,095	5,456	4,811	5,087	5,126	5,477	5,735	1,644
Income tax expense (benefit)	646	592	1,822	697	(13,544)	1,211	1,701	848	(4,192)
Depreciation and amortization	6,229	5,919	6,390	8,616	6,110	6,293	6,150	7,070	2,713
EBITDA	6,965	15,162	17,591	14,854	15,211	17,240	18,153	15,042	(22,410)
Transaction expenses	5,304	-	(465)	(349)	8	1,117	1,395	5,070	14,167
Loss on debt extinguishment	-	213	279	4,669	-	-	-	-	16,395
Stock based compensation	-	-	-	-	93	94	94	-	-
Other expense (income)	(39)	(32)	(19)	(84)	(12)	(8)	(14)	(21)	(6)
Goodwill and intangibles impairment	-	-	-	-	-	-	-	-	-
Other adjustments	1,172	1,108	1,051	985	1,324	(471)	2,674	2,161	1,442
Adjusted EBITDA	$13,402	$16,451	$18,437	$20,075	$16,624	$17,972	$22,302	$22,252	$9,588

	Successor	S&P Combined (non-GAAP)	Successor
(dollars in thousands)	December 6, 2018 through October 31, 2019	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Consolidated
Net income (loss)	$(9,912)	$(26,205)	$(9,645)	$2,762	$601	$(2,746)	$(58,968)	$2,981	$(2,257)	$(12,290)
Interest expense, net	34,880	7,236	9,318	9,843	10,127	9,503	8,765	8,364	7,777	6,900
Income tax expense (benefit)	(3,303)	(6,957)	1,572	(1,922)	(188)	(1,147)	(2,221)	(462)	(1,147)	(2,648)
Depreciation and amortization	52,652	11,087	12,132	16,477	15,669	15,085	15,076	14,665	16,827	13,838
EBITDA	74,317	(14,839)	13,377	27,160	26,209	20,695	(37,348)	25,548	21,200	5,800
Transaction expenses	1,521	14,167	1,282	176	63	-	-	-	-	29
Loss on debt extinguishment	-	16,395	-	-	-	-	-	-	-	15,510
Stock based compensation	3,619	-	361	1,625	1,633	1,467	1,383	1,357	7,247	672
Other expense (income)	(47)	(17)	(20)	(28)	12	(69)	(33)	(36)	(31)	(26)
Goodwill and intangibles impairment	-	-	-	-	-	-	57,944	-	-	-
Other adjustments	6,496	1,442	3,234	1,627	1,635	1,741	1,569	3,169	1,498	373
Adjusted EBITDA	$85,906	$17,148	$18,234	$30,560	$29,552	$23,834	$23,515	$30,038	$29,914	$22,358

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended
(dollars in thousands)	January 31, 2021	January 31, 2020
Consolidated
Net income (loss)	$(12,290)	$(2,746)
Interest expense, net	6,900	9,503
Income tax expense (benefit)	(2,648)	(1,147)
Depreciation and amortization	13,838	15,085
EBITDA	5,800	20,695
Transaction expenses	29	-
Loss on debt extinguishment	15,510	-
Stock based compensation	672	1,467
Other expense (income)	(26)	(69)
Other adjustments	373	1,741
Adjusted EBITDA	$22,358	$23,834

U.S. Concrete Pumping
Net income (loss)	$(12,676)	$(2,487)
Interest expense, net	6,123	8,732
Income tax expense (benefit)	(2,822)	(1,387)
Depreciation and amortization	9,271	10,004
EBITDA	(104)	14,862
Transaction expenses	29	-
Loss on debt extinguishment	15,510	-
Stock based compensation	672	1,467
Other expense (income)	(12)	(10)
Other adjustments	(808)	528
Adjusted EBITDA	$15,287	$16,847

U.K. Operations
Net income (loss)	$(532)	$(893)
Interest expense, net	777	771
Income tax expense (benefit)	(177)	(115)
Depreciation and amortization	2,011	2,195
EBITDA	2,079	1,958
Transaction expenses	-	-
Loss on debt extinguishment	-	-
Stock based compensation	-	-
Other expense (income)	(14)	(59)
Other adjustments	681	713
Adjusted EBITDA	$2,746	$2,612

U.S. Concrete Waste Management Services
Net income (loss)	$616	$366
Interest expense, net	-	-
Income tax expense (benefit)	236	205
Depreciation and amortization	2,348	2,679
EBITDA	3,200	3,250
Transaction expenses	-	-
Loss on debt extinguishment	-	-
Stock based compensation	-	-
Other expense (income)	-	-
Other adjustments	500	500
Adjusted EBITDA	$3,700	$3,750

Corporate
Net income (loss)	$302	$268
Interest expense, net	-	-
Income tax expense (benefit)	115	150
Depreciation and amortization	208	207
EBITDA	625	625
Transaction expenses	-	-
Loss on debt extinguishment	-	-
Stock based compensation	-	-
Other expense (income)	-	-
Other adjustments	-	-
Adjusted EBITDA	$625	$625

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,	Change in Net
(in thousands)	2020	2020	2020	2020	2021	Debt Q4'20 to Q1'21
Term loan outstanding	396,871	391,650	386,427	381,205	-	(381,205)
Senior Notes					375,000	375,000
Revolving loan draws outstanding	38,661	39,211	12,990	1,741	7,687	5,946
Less: Cash	(2,636)	(18,048)	(4,131)	(6,736)	(2,273)	4,463
Net debt	432,896	412,813	395,286	376,210	380,414	4,204